Exhibit 99.2

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.0700	Timi Jackson, 972.819.2336
e-mail: jbell@efji.com	e-mail: tjackson@efji.com

EF Johnson Technologies, Inc. Enters Into

Agreement to be Acquired by Francisco Partners

Irving, TX — May 17, 2010 — EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced that it has entered into a definitive agreement for the Company to be acquired by an affiliate of Francisco Partners, a global technology-focused private equity fund.

The agreement was unanimously approved by EF Johnson Technologies’ Board of Directors.  Under the terms of the agreement, stockholders would receive $1.05 per share in cash, at closing. The transaction is subject to normal regulatory approvals, approval by EF Johnson Technologies’ stockholders and other customary closing conditions, and is expected to close during the third quarter of the year.

“The Board considered a range of potential alternatives, including continuing to operate as an independent entity, the possibility of the sale of certain assets, and the returns and dilution associated with issuing additional equity in a private offering,” said Michael E. Jalbert, Chairman of the Board and Chief Executive Officer of EF Johnson Technologies, Inc. “After this thorough review process, our board of directors unanimously concluded that this transaction with Francisco Partners is in the best interests of our stockholders.”

“Francisco Partners’ interest in the Company is a clear recognition of the attractiveness of EF Johnson, its business plan and the success that has been achieved,” Mr. Jalbert continued.  “Francisco Partners has a strong track record of helping businesses sharpen their strategy and, in this case, also provide transformational growth capital and financing for ongoing operational execution.  Under its ownership, EF Johnson Technologies will be better positioned to execute its business plan to the benefit of its customers.”

Commenting on the transaction, Ashutosh Agrawal, Principal at Francisco Partners, said, “EF Johnson has a long history of providing quality products and services to customers in its core markets.  We are looking forward to partnering with the company’s management to enable the achievement of the company’s long-term growth potential.”

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names and are Made in America. For more information, visit http://www.EFJohnsonTechnologies.com.

About Francisco Partners

With approximately $5.0 billion of committed capital and offices in San Francisco and London, Francisco Partners is one of the world’s largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies undergoing strategic, technological, and operational inflection points. Francisco Partners targets majority and minority investments in private companies, public companies, and divisions of public companies. The principals of Francisco Partners have a proven track record, having invested in excess of $4.0 billion of equity capital in over 50 technology companies. For additional information, visit www.franciscopartners.com.

Additional Information About the Transaction

In connection with the proposed transaction, EF Johnson Technologies will file a proxy statement and relevant documents concerning the proposed transaction with the Securities and Exchange Commission (SEC). The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of EF Johnson Technologies’ board of directors with respect to the merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS THAT EF JOHNSON TECHNOLOGIES FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the proxy statement, as well as other filings containing information about EF Johnson Technologies, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by EF Johnson Technologies with the SEC can also be obtained, free of charge, by directing a request to EF Johnson Technologies, Inc., 1440 Corporate Drive, Irving, Texas 75038, Attention: Investor Relations.

Participants in the Solicitation

The directors and executive officers of EF Johnson Technologies and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EF Johnson Technologies’ directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 31, 2010, and its Form 10-K/A filed with the SEC on April 30, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Actual results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation: the ability to obtain regulatory approvals of the acquisition on the proposed terms and schedule; the failure of EF Johnson Technologies’ stockholders to approve the acquisition; the risk that the acquisition may not be completed in the time frame expected by the parties or at all. Additional information regarding factors that may affect future results are described in EF Johnson Technologies’ filings with the Securities and Exchange Commission, including, without limitation, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. EF Johnson Technologies, Inc. does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of the press release.

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